EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on October 26, 2011
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Third Quarter 2011 Earnings

Branchville, NJ – October 26, 2011 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2011.  Net loss for the quarter was $0.37 per diluted share and operating loss1 was $0.34 per diluted share.  Net investment income, after tax, increased 7%, to $27.0 million, compared to third quarter 2010.

“Catastrophe losses for the quarter were $67 million, the highest Selective has experienced in its 85-year history,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Hurricane Irene’s impact in our top four premium states was the key contributor to our results.  However, our Claims teams have been working tirelessly in all the states impacted by the storms to pave the road to recovery for our customers.

“We would expect that pricing discipline should be taking hold industry-wide given the current low interest rate environment as well as the significant level of catastrophe losses,” said Murphy.  “We continue to lead the industry with our tenth consecutive quarter of commercial lines renewal price increases which were 2.7%.  In addition, personal lines price increased 5.9% in the quarter continuing a nearly four-year trend.  Our multi-year price increases for both commercial and personal lines mean we are earning rate increases in excess of expected loss cost trends.  Our capital is strong and positions us to take full advantage of new business opportunities,” said Murphy.

“We have demonstrated our disciplined ability to grow the top line in the past two quarters.  Total net premiums written were up 8% while audit and endorsement were positive this quarter,” continued Murphy.  “Commercial Lines retention was 81.6% compared to 79.6% in third quarter 2010.  We believe that these factors are leading indicators of a more holistic turn in the market, which we can leverage with our granular pricing, agency relationships and superior service.”

Selective’s third quarter 2011 highlights compared to third quarter 2010:

•	Net loss was $20.1 million, or $0.37 per diluted share, compared to net income of $17.2 million, or $0.32 per diluted share;
•	Net realized losses on investments were $1.3 million, after tax, or $0.02 per diluted share;
•	Operating loss1 was $18.2 million, or $0.34 per diluted share, compared to operating income1 of $18.8 million, or $0.35 per diluted share;
•	Combined ratio: GAAP: 119.0% compared to 101.1%; Statutory: 116.4% compared to 100.3%;
•	Total net premiums written (NPW) were up 8% to $396.8 million;
o	Commercial Lines NPW were up 9% to $323.7 million;
o	Personal Lines NPW were up 4% to $73.1 million;
•	Catastrophe losses were $43.8 million, after tax, versus $7.8 million, after tax;
•	Net investment income, after tax, increased 7% to $27.0 million; and
•	Prior year statutory casualty reserve development was favorable at approximately $10 million, compared to $13 million.

For the nine months ended September 30, 2011, compared to the first nine months of 2010:

•	Net income was $3.7 million, or $0.07 per diluted share, compared to $41.8 million, or $0.77 per diluted share;
•	Net realized gains on investments were $3.8 million, after tax, or $0.07 per diluted share, compared to net realized losses of $2.1 million, after tax;
•	Operating income1 was $0.6 million, or $0.01 per diluted share, compared to $47.6 million, or $0.88 per diluted share;
•	Combined ratio: GAAP: 110.5% compared to 102.0%; Statutory: 109.6% compared to 101.4%;
•	Total NPW were up 4% to $1,133.2 million;
o	Commercial Lines NPW were up 4% to $927.4 million;
o	Personal Lines NPW were up 7% to $205.8 million;
•	Catastrophe losses were $73.0 million, after tax, versus $33.9 million, after tax;
•	Net investment income, after tax, increased 11% to $88.5 million; and
•	Prior year statutory casualty reserve development was favorable at approximately $19 million, compared to $34 million.

Balance Sheet and Guidance
At September 30, 2011, Selective’s assets were up 10% to $5.7 billion and stockholders’ equity was up 1% to $1.1 billion over year end 2010.  Book value per share decreased 1% to $20.04 for the quarter.  Statutory surplus ended the quarter at approximately $1.0 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable December 1, 2011 to stockholders of record as of November 15, 2011.

Given the elevated catastrophe losses experienced to date, Selective revised its overall 2011 guidance and expects to generate a statutory and GAAP combined ratio of approximately 108%, which includes a catastrophe loss assumption of 2 points for the fourth quarter of 2011, but does not include any expectations for additional favorable or unfavorable reserve development.   Weighted average shares at year end 2011 are expected to be approximately 55 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 27, 2011 at www.selective.com. The webcast will be available for rebroadcast until the close of business on November 28, 2011.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating (loss) income differs from net (loss) income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating (loss) income is not intended as a substitute for net (loss) income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating (loss) income to net (loss) income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (NASDAQ: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended September 30:	2011	2010
Net premiums written	$396,832	367,114
Net premiums earned	358,963	354,709
Net investment income earned	35,786	32,986
Net realized (losses) gains	(2,045)	57
Total revenues	394,069	389,702

Operating (loss) income	(18,163)	18,794
Net realized (losses) gains, net of tax	(1,329)	37
Loss on disposal of discontinued operations, net of tax	(650)	(1,634)
Net (loss) income	$(20,142)	17,197

Statutory combined ratio	116.4%	100.3%
Statutory combined ratio, excluding catastrophe losses	97.6%	96.9%
GAAP combined ratio	119.0%	101.1%

Operating (loss) income per diluted share	$(0.34)	0.35
Net (loss) income per diluted share	(0.37)	0.32
Weighted average diluted shares	54,183	54,573
Book value per share	$20.04	20.41

9 months ended September 30:	2011	2010
Net premiums written	$1,133,170	1,088,729
Net premiums earned	1,065,886	1,063,101
Net investment income earned	118,604	104,237
Net realized gains (losses)	5,861	(3,271)
Total revenues	1,197,095	1,170,532

Operating income	572	47,641
Net realized gains (losses), net of tax	3,810	(2,126)
Loss on disposal of discontinued operations, net of tax	(650)	(3,749)
Net income	$3,732	41,766

Statutory combined ratio	109.6%	101.4%
Statutory combined ratio, excluding catastrophe losses	99.1%	96.5%
GAAP combined ratio	110.5%	102.0%

Operating income per diluted share	$0.01	0.88
Net income per diluted share	0.07	0.77
Weighted average diluted shares	55,172	54,390
Book value per share	$20.04	20.41
*All amounts included in this release exclude intercompany transactions.